FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |_____________________|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   SEPTEMBER 30, 1998|
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
___________________________________________________________________________
1.  Name and Address of Reporting Person

       Mondale                      Walter                       F.
___________________________________________________________________________
       (Last)                      (First)                    (Middle)

      345 Park Avenue
 ___________________________________________________________________________
                                 (Street)

      New York                   New York                       10154
___________________________________________________________________________
       (City)                      (State)                      (Zip)

___________________________________________________________________________
2.  Date of Event Requiring Statement (Month/Day/Year)

       December 17, 1998
___________________________________________________________________________
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

       ###-##-####
___________________________________________________________________________
4.  Issuer Name and Ticker or Trading Symbol

       The BlackRock High Yield Trust   BHY
___________________________________________________________________________
5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (  ) 10% Owner
    (  ) Officer (give title below)
    (X ) Other (specify title below)
         Trustee
___________________________________________________________________________
6.  If Amendment, Date of Original (Month/Day/Year)

     N/A
___________________________________________________________________________
7.  Individual or Joint/Group Filing (Check Applicable Line)
     X Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person


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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
___________________________________________________________________________
|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|                    |               |               |                    |
___________________________________________________________________________

[TYPE ENTRIES HERE]

Common Stock, par                   0                 N/A               N/A
value $.001 per
share


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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

___________________________________________________________________________

1. Title of Derivative Security (Instr. 4)

       N/A
___________________________________________________________________________

2. Date Exercisable and Expiration Date (Month/Day/Year)
                  N/A
           ----------------           -------------------------
           Date Exercisable                Expiration Date
___________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
            N/A
       ------------------                     --------------------------
            Title                             Amount or Number of Shares
___________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

          N/A
___________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)

          N/A
___________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)


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   EXPLANATION OF RESPONSES:



      /s/ Walter F. Mondale                                12/17/98
   ---------------------------------                 ---------------------
   **  SIGNATURE OF REPORTING PERSON                        DATE


_____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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